EXHIBIT 10.1
JOINT AMENDMENT
to
AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT
and to
CONSULTING AGREEMENT
THIS JOINT AMENDMENT (the “Amendment”) to the Amended and Restated Software License Agreement (the “License Agreement”), and to the Consulting Agreement (the “Consulting Agreement” and together with the License Agreement, the “Agreements”), dated as of May 31, 2000, by and between Infonox on the Web, a California corporation (“Infonox”), and Global Cash Access, LLC, a Delaware limited liability company, is made by and between Infonox and Global Cash Access, Inc., a Delaware corporation as successor-in-interest to Global Cash Access, L.L.C. (“GCA”) as of October 9, 2006.
IN CONSIDERATION of the representations and warranties of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendment to Agreements. In accordance with the provisions of Section 21 of the License Agreement, the License Agreement shall be and hereby is amended by the inclusion of the following as Section 24 of the License Agreement, and in accordance with the provisions of Section 13 of the Consulting Agreement, the Consulting Agreement shall be and hereby is amended by the inclusion of the following as Section 19 of the Consulting Agreement:
PCI DSS Compliance. Each party acknowledges and agrees that, in connection with the performance of its covenants and obligations under this agreement, such party (the “Recipient”) has access to, or possession of, certain cardholder information, including, without limitation, the ability to transmit, store or process cardholder account and/or transaction information (collectively, “Cardholder Data”). At all times that Recipient has access to, or possession of, Cardholder Data, Recipient covenants, agrees, represents and warrants as set forth in this Section, all of which shall be undertaken at Recipient’s sole cost and expense, and all of which shall survive the expiration or earlier termination of this agreement:
(a) Compliance and Cooperation. Recipient will comply with and adhere to the payment card industry (“PCI”) data security standard (“DSS”) in effect from time to time and shall implement and maintain appropriate measures designed to meet the objectives of PCI DSS. In the event a PCI representative or PCI authorized third-party seeks to conduct a security audit or review of Recipient at any time, including, without limitation, after an alleged or actual security intrusion, for the purpose of validating Recipient’s status, effectiveness or compliance with the PCI DSS, Recipient will fully cooperate with such audit or review.
(b) Cardholder Data. Recipient (i) is solely responsible for, and will ensure, the integrity, security and confidentiality of Cardholder Data, (ii) will protect against any anticipated unauthorized access, threats or hazards to the integrity, security or confidentiality of Cardholder Date; and (iii) will only disclose or use the Cardholder Data for those permitted purposes required for the performance of its covenants and obligations under this Agreement and, in any event, only in accordance with applicable law. Upon the reasonable request of the other party, Recipient shall promptly provide to the other party hereto with information regarding Recipient’s security measures. Recipient shall immediately advise the other party as to any threatened, suspected or actual compromise of the integrity, security or confidentiality of Cardholder Data and will thereafter diligently keep the other party hereto advised as to the status and process of such threatened, suspected or actual compromise or any claim arising therefrom. Without limiting the foregoing, in the event of any threatened, suspected or actual compromise, or any claim arising therefrom, each party shall cooperate with the other as required by the circumstances arising therefrom and promptly and without delay provide to the other all data and other information required with respect thereto.
(c) Continuity. Recipient will maintain a recovery plan designed to minimize risks associated with any unplanned interruption of Recipient’s operations or business or any unplanned inaccessibility to Cardholder Data, which recovery plan Recipient will promptly deploy upon any such unplanned interruption or inaccessibility. Recipient will immediately, and in no event later than twenty-four (24) hours after the occurrence of any such unplanned interruption or inaccessibility, advise the other party hereto as to any such unplanned interruption or inaccessibility.
(d) Material Breach; Injunctive Relief. Upon receipt of written notification by Recipient from the other party of Recipient’s failure to comply with any of the terms or conditions of this Section, Recipient shall have thirty (30) calendar days from the date of receipt of such written notification to reasonably cure such failure, or in the event that Recipient diligently pursues such cure within such thirty (30) calendar day period, such longer period of time as reasonably required by the circumstances. In the event Recipient fails to reasonably cure such failure in accordance with the foregoing sentence, then the other party may, in the exercise of its absolute discretion, deem such failure a material breach of this Agreement and may thereafter avail itself of all remedies available to it under this Agreement. Recipient agrees that its obligations under this Section are necessary and reasonable and that monetary damages may be inadequate to compensate the other party for any breach of any covenant or agreement set forth in this Section. Accordingly, Recipient agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other party hereto and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party hereto shall be entitled to seek injunctive relief in any required jurisdiction against the threatened breach of this Section or the continuation of any such breach.
2. Effect on Agreements. The parties wish to amend the Agreements only as set forth in this Amendment and all covenants, representations, warranties and other provisions of the Agreements not expressly amended herein shall remain in full force and effect, with no amendment.
3. Governing Law. This Amendment will be governed by the substantive laws of the State of California, without reference to provisions relating to conflict of laws.
4. Interpretation. The headings in this Amendment are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Amendment, the Agreements or any provisions contained herein or therein.
5. Incorporation. The provisions of Sections 16 through 23 of the License Agreement and the provisions of Sections 12 though 18 of the Consulting Agreement shall be and hereby are incorporated in this Amendment as though fully set forth herein.
6. Counterparts and Facsimiles. This Amendment may be executed in multiple counterparts, which together shall constitute one and the same document. Facsimile copies of this Amendment or of any counterpart, and facsimile signatures hereon or on any counterpart, shall have the same force and effect as originals.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, GCA and Infonox have executed this Amendment on this 9th day of October, 2006.

GLOBAL CASH ACCESS, INC.		INFONOX ON THE WEB

By:		By:

	Kirk Sanford	Name:

	President & CEO	Its: